UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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NIKOLA CORPORATION
(Name of Registrant as Specified in Its Charter)

M&M RESIDUAL, LLC TREVOR R. MILTON COLE CANNON DEREK JOHNSON HANS PETERSON PAUL SOUTHAM DAVE SPARKS
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M&M Residual, LLC, a Nevada limited liability company (“M&M Residual”), together with the other participants named herein (collectively, the “Concerned Stockholders”), intend to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2024 annual meeting of stockholders of Nikola Corporation, a Delaware corporation (the “Company”).

Item 1: On February 20, 2024, the Concerned Stockholders issued the following press release:

Concerned Stockholders of Nikola Corp. Introduce Slate of Independent Director Candidates for Election to the Company’s Board at the 2024 Annual Meeting

Contends the Case for Significant Change in the Boardroom is Clear Following Years of Poor Corporate Governance, Operational Underperformance, Stock Dilution and Considerable Financial Losses

Highlights the Destruction of Nearly 100% of Nikola’s Value Since Chief Executive Officer Steve Girsky and Chair Steve Shindler Took Control in 2020

Notes That Group’s Five Highly Qualified and Independent Director Candidates Possess Experience in Strategic Planning, Executive Leadership, Operations, Manufacturing and the Electric Vehicle Industry

February 20, 2024 09:30 AM Eastern Standard Time

PHOENIX--(BUSINESS WIRE)--M&M Residual, LLC (together with its affiliates and the participants named herein, the “Concerned Stockholder Group,” “we” or our “Group”) owns approximately 4.5% of the outstanding common stock of Nikola Corporation (Nasdaq: NKLA) (“Nikola” or the “Company”), making it a top stockholder. Today, the Concerned Stockholder Group issued the below statement regarding its nomination of five highly qualified and independent director candidates for election to the Company’s nine-member Board of Directors (the “Board”) at the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”).

“Our five-member slate of highly qualified and independent candidates is excited about the opportunity to help fix Nikola’s addressable issues and put the Company back on the path to value creation. Since taking over as Chair in 2020, CEO Steve Girsky and his Board have overseen a staggering and consistent decline in Nikola’s stock from $30+ per share to a delisting Nasdaq price of less than seventy cents per share.1 Clearly, the status quo cannot continue. While the Board recently publicly stated that it rejected our nominations, the reality is that the Company has not legally done so and that our nominations still stand. Our slate of director candidates is highly qualified, wholly independent and focused on one goal: implementing a lasting turnaround that unlocks the significant potential of Nikola.

For approximately four years now, the Board has overseen operational underperformance, value destructive acquisitions, the breakdown of the Iveco Group-Nikola partnership, the loss of meaningful European market share and the sale of key assets while taking on debt. These actions (among other concerning missteps surrounding safety and disclosures) have resulted in the destruction of nearly 100% of stockholder value.2 Concerningly, the Board also diluted Nikola shares to the tune of an additional 800 million last year, so that over 1.6 billion total shares are now authorized with over 1 billion shares in circulation.3 After destroying significant value and diluting stockholders as Chair, Steve Girsky then took the helm as CEO in August 2023. Under Mr. Girsky’s leadership, stockholders suffered an approximate 72% decline in value. No matter how you look at it, over all relevant time periods this management team and Board have obliterated stockholder value and put our Company at risk.

In our view, such disastrous returns reflect these individuals’ inability to lead the Company. In fact, our Group has been approached by numerous stockholders who want to see CEO Steve Girsky and his Board replaced with high-integrity individuals. This is a reasonable request, especially considering Nikola recently disclosed that substantial doubt exists regarding its ability to continue as a going concern through the next 12 months.4 This followed a material weakness being identified in the Company’s 2022 financial reporting. Time is clearly of the essence for Nikola stockholders who cannot afford to wait – the time for boardroom change is now.

In stark contrast to the current Board, our independent slate includes proven founders and executives who collectively possess the operational, supply chain and electric vehicle experience that we believe will be required to initiate a value-enhancing turnaround at Nikola. Our five-member slate has already begun working on an operating strategy that considers the interests of stockholders, employees, partners and customers. In the coming weeks, we look forward to engaging with our fellow stockholders to achieve our goal of helping Nikola enhance its corporate governance, improve operations, increase sales, pay off debt and optimize the Company’s capital structure. With the right leadership and strategy in place, we believe Nikola can return to its pole position as a next-generation provider of revolutionary energy and transportation solutions.”

The Concerned Stockholder Group’s highly qualified and independent slate of director candidates include:

Cole Cannon

Mr. Cannon is a local entrepreneur and lawyer with extensive M&A experience that would be extremely valuable to the Nikola Board.

•	Founder of EMBR Motors Inc., a vehicle manufacturing start-up steeped in EV technology that recently acquired all the Badger, Powersport and WAV programs from Nikola Corp.

•	Owner and attorney at Cannon Law Group, PLLC, a law firm he founded in 2008 specializing in business, mergers & acquisitions, real estate and personal planning services.

•	Currently serves on the University of Utah National Honors Advisory Board of Directors and in leadership positions for several real estate development companies in Arizona, as well as the co-owner and manager of Action Opportunity Fund, a qualified opportunity fund that focuses on improving opportunity zones areas in Arizona and Utah.

Derek Johnson

Mr. Johnson possesses significant business management, logistics and supply chain experience that would be extremely valuable to the Nikola Board.

•	Founder of Cowboy Up, LLC, a business consulting company focused on developing comprehensive business strategies and achieving profitability improvements, as well as operational and financial efficiencies for clients.

•	Previously served as a Route Manager at Western Wyoming Beverages, Inc., a supplier and distributor of alcoholic and soft beverages.
•	Holds a B.S. in Business Management, Logistics, Materials and Supply Chain Management from Brigham Young University – Idaho and a M.B.A in Logistics, Materials and Supply Chain Management from the Marriott School of Business at Brigham Young University.

Hans Peterson

Mr. Peterson is an entrepreneur with extensive experience in the custom vehicle space that would be extremely valuable to the Nikola Board.

•	Serves as the Vice President of Marketing and Relations at Sparks Motors, LLC, a builder and seller of custom high-performance vehicles.

•	Previously served in positions of increasing seniority at Sparks Motors, LLC, including Shop Manager and Social Media Manager, since 2015.

•	Currently owns and operates Hans on Management, a real estate management and rental company.

Paul Southam

Mr. Southam is a former CEO with two decades of executive management experience and prior board service that would be extremely valuable to the Nikola Board.

•	Co-Founder and Chairman of the Board of Directors of Figure Financial, Inc., a privately held tax strategy company.

•	Currently serves as Co-Founder and Chairman of the Board of Directors of Clear Home, Inc. (f/k/a Clear Satellite, Inc.), a privately held home service sales and installation company.

•	Previously served as Chief Executive Officer of Clear Home, Inc. for over twenty years.

Dave Sparks

Mr. Sparks is a founder and CEO of multiple vehicle manufacturer and marketplace companies with extensive engineering and electric vehicle technology experience that would be extremely valuable to the Nikola Board.

•	Founder and Chief Executive Officer of Sparks Motors, LLC, a builder and seller of custom high-performance vehicles.

•	Founder of EMBR Motors Inc., a vehicle manufacturing start-up steeped in EV technology that recently acquired all the Badger, Powersport and WAV programs from Nikola Corp.

•	Previously served as Co-Founder and Chief Executive Officer of DieselSellerz.com, LLC, an online classified listings company for buying and selling vehicles.

•	An expert in social media and influencing with millions of followers who closely follow his ventures.

***

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

M&M Residual, LLC, a Nevada limited liability company (“M&M Residual”), together with the other participants named herein (collectively, the “Concerned Stockholders”), intend to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2024 annual meeting of stockholders of Nikola Corporation, a Delaware corporation (the “Company”).

THE CONCERNED STOCKHOLDERS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be M&M Residual, Trevor R. Milton, Cole Cannon, Derek Johnson, Hans Peterson, Paul Southam, and Dave Sparks.

As of the date hereof, M&M Residual directly owns 51,047,726 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). As of the date hereof, as the Manager of M&M Residual, Mr. Milton may be deemed to beneficially own the 51,047,726 shares of Common Stock directly owned by M&M Residual and Mr. Milton may be deemed to beneficially own the 1,250,000 shares of Common Stock directly owned by Mr. Milton’s spouse, constituting an aggregate of 52,297,726 shares of Common Stock. As of the date hereof, Mr. Peterson directly owns 71 shares of Common Stock. As of the date hereof, Mr. Sparks directly owns 164 shares of Common Stock. As of the date hereof, none of Messrs. Cannon, Johnson, or Southam own any shares of Common Stock.

***

1 Source: Bloomberg.

2 Total stockholder returns (“TSR”) since CEO Steve Girsky joined the Board on June 4, 2020 is -97.90%. TSR since Chairman Steve Shindler joined the Board on September 29, 2020 is -96.04%. TSR includes dividends reinvested using a closing price of February 8, 2024, the day before Nikola made the Group’s nomination public. Source: Bloomberg.

3 Details regarding Proposal Two: Amendment to Our Restated Certificate to Increase the Authorized Number of Shares of Common Stock included in the Company’s preliminary 2023 Proxy Statement filed April 24, 2023 (here).

4 Nikola 10-Q filed November 2, 2023.

Contacts

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Item 2: On February 19, 2024, Dave Sparks, Founder and Chief Executive Officer of Sparks Motors, LLC, posted the following video to YouTube (the “Badger Video”), which can be found at the following link: https://www.youtube.com/watch?v=Fl8L3kWCpFQ&ab_channel=HeavyDSparks. A transcript of the Badger Video is also included below.

Video Transcript:

Dave Sparks:

What I'm about to tell you is one of the, if not the, biggest announcement of my entire career.

Voiceover:

So this is really a fantastic set of fraud. Their Badger pickup truck, which was going to be their real big entry to the marketplace, fraud.

Voiceover:

An electric fuel cell pickup to rival Tesla CyberTruck, the Badger.

Voiceover:

They were going out and buying Ford F-150 trucks and throwing their logo on it.

Voiceover:

No one should have ever taken the Nikola Badger seriously.

Voiceover:

The Badger is basically dead too. The future isn't looking bright.

Voiceover:

No, I'm not surprised that the Badger got canceled. Clearly they never made a functional prototype.

Voiceover:

Something is not adding up here. So Tom, help us understand something. I mean, what is the company itself saying about all this-

Voiceover:

Potentially some serious fraud here. Milton resigned from the company and the company now is...

Dave Sparks:

Boy, have I got a story for you guys. In fact, you may want to take a seat and hold onto your hats and glasses because what I'm about to tell you might just blow your mind. As you can see, right behind me are two pickup trucks, four UTVs and two WaveRunners.

Before I get too far into the story, I just want to apologize to every single one of you. I wasn't just trying to hide things or cover anything up because there was nothing to cover up. It was just a really big complex deal. We just couldn't really talk about anything along the way. I know you guys probably see me here and there mentioning that I'll have news about Nikola soon. Well, now I can tell you. I know that every single one of you is probably dying to see these trucks in action, and you're wondering if they actually run and drive. Well, they do. Yes, they did drive under their own power. No, they weren't rolled down a hill. The footage you're going to see in this video was me actually driving these vehicles.

In late 2019, a good friend of mine, Trevor Milton, reached out to me to let me know that he was interested in partnering with me to release a pickup truck through his company, Nikola. Trevor needed somebody who understood trucks, who understood marketing, who understood how to build a truck for guys like you and me. We're not talking about grocery getters just going around town. We're talking about trucks that can actually do truck stuff. He basically brought me into Nikola to the launch platform for the Nikola Badger. We released a rendering of the Badger and letting the whole world know that Nikola was now entering the pickup truck space. People started getting really, really excited about this program, and right around the same time, Nikola went public. I believe the share value got somewhere around $90 a share at the peak.

We had a lot of people that pre-ordered these trucks and there was no compensation. I wasn't getting paid for my services, but instead I had an opportunity to collect some stocks on the backend if the project performed like everybody hoped it would. So there was potential to make a lot of money and do really well with it, but there was also a lot of risk because I wasn't getting paid anything for my time upfront. So summer 2020, world's going crazy over Nikola and then in comes Hindenburg.

Voiceover:

General Motors has canceled its $2 billion investment in Nikola Motors, all kinds of problems and accusations.

Voiceover:

Trevor Milton used his massive social media platform to inflate his company's stock price.

Dave Sparks:

Hindenburg is a research firm based out of New York City. They bet on the value of a company going down. They essentially compiled a report trying to make a case against Trevor that Trevor was a fraud.

Voiceover:

Nikola has now made a statement with regard to some of the allegations made by short selling research firm Hindenburg. It's not a research report. They say it is not accurate.

Dave Sparks:

Trevor recently had a sentencing hearing and the judge sentenced him to four years in prison. But he said that Trevor will not have to start serving that sentence pending Trevor's appeal, which basically means the appeal process is going through and so hopefully he never has to go to prison because quite frankly, there was a lot of issues with his trial and I'm not here to point fingers at anybody. I simply just am trying to expose the facts and a side of the story that many of you never really got a chance to hear. I think the best thing that anybody could do right now, if you want to learn more about the trial and the situation, you should read an article written by this gal named Jessica Reed Kraus, and it's called When the Jury Gets it Wrong. This is hands down one of the craziest documents I've ever read.

It's terrifying knowing that this kind of stuff is happening in our justice system. So it might open your eyes a little bit to understand a little bit more about what's really going on. I'll just tell you this. I've known Trevor for a really long time. I've watched him grow this company and put his whole blood, sweat and tears into that, and I know that he was doing things the right way because the company was growing and it was thriving, and now the company's not necessarily thriving like it once was. It was exciting. It was a lot of ambition, a lot of passion. So when Nikola canceled the Badger Program in late 2020, there was just radio silence. They just took everything off the websites. They told the world that they were not billing anymore and they refunded the deposits.

But during our time promoting the truck, we had mentioned that we were so excited to unveil our prototypes at Nikola World, which is the big event that was happening in late 2020. So what most people don't know, and what's the crazy part of the story that I'm about to tell you is these trucks actually exist. They're real. They drive. You can open the doors. They have seats. They are freaking beautiful, which you're going to see here in some of the footage. These trucks were delivered to Nikola before the Nikola World event in 2020 was supposed to happen, I don't know the exact date. Sometime between October and December of 2020, these trucks arrived at Nikola ready to roll. Not ready to be sold, these are prototypes. Remember, these are not production models, but they were there to show the entire world what we had promised, which was the Nikola Badger.

I went out there and put my name on this. I went out and put my friends’ reputations. Like everybody that I know, I got them to support this cause because I truly wholly believed in it, and that's a big deal. And Trevor knew that was a big deal, which is why even though things were going crazy for him there and he was getting attacked from every angle, he stood firm on his promise of getting the Badgers built. So obviously one of the main allegations against Trevor was that the Nikola Badger wasn't real. Everybody was saying that it was fake. It was never coming. It was never going to be done. It was just a fraud. It was just a scheme to get deposits.

Voiceover:

Nikola uploaded to their channel talking about how real the Badger is. He never made a functioning prototype.

Dave Sparks:

But while all that stuff was happening, these trucks were just sitting there, sitting in storage. Because since Nikola decided to cancel these programs, they needed to show their shareholders that they were seriously focusing on the big rig stuff. They didn't know what to do with these assets. The Badgers just sat in the storage room, the UTVs, the WaveRunners, everything was just basically sitting in storage doing nothing. So in early 2021, we began negotiating with Nikola to purchase these programs from them. It was the most complicated, one of the most frustrating processes of my life trying to get this deal done because there was some really big numbers that we're talking about. We're talking about tens and tens and tens and tens of millions of dollars. It wasn't a small amount of money. The structure of the Badger program right now as it sits is myself and my partner, Cole Cannon, who negotiated the deal, who literally like, he's a wizard.

That's all I can say about Cole is he is so persistent, he's so disciplined, and he's so smart. He just stayed on top of this deal, and even though there was probably 10 times where I just said, "Forget it, it's not worth it. It's too much headache, it's never going to get done." Cole just sat there and grinded through and finally got this deal done. So that brings me to today. So the first thing I want to explain to you is the structure of the deal here. Myself and Cole, my partner, own a company that's called Ember. Ember is the new company that was formed to take delivery of the Nikola Badger and the UTVs and the WaveRunners because we were no longer going to use the Nikola name that did not come with the purchase of the assets. The only thing that came with it was the intellectual property of the name Badger and the NZT and the WaveRunners and that kind of stuff.

But we did not purchase the rights to use obviously Nikola corporate name, even though they're a partner of ours still on the deal, a minority partner, it's them and us, me and Cole, majority owners, and then you've got the Nikola and then they have a loan against some of the assets. But it was a great deal for everybody. Helped them unload a bunch of stuff that wasn't doing any good and it gave me what I've been waiting for so freaking long. Guys, this has been such a rough process. We're a long ways off from me making any money on this deal, but I am committed to delivering cleaner power to the truck world. I mean, come on, there's a million easier ways to make money, but for me, this is about leaving a legacy and delivering something amazing to all of you. As soon as I first saw the picture of the Badger that it was done in late 2020, all I wanted to do was post it.

All I wanted to do is go out and say, "Hey, guys, look, it's real. See? I wasn't lying. I wasn't making stuff up. This isn't a fraud. But I couldn't because obviously there's a lot." When you're dealing with companies this big and numbers like this, there's a lot of pieces of paper that you sign that basically just say, "Shut up and don't tell anybody about what's going on." All right, so now that I've got the structure of the deal out of the way, and hopefully you guys understand a little bit better what that looks like, I want to get into the actual Badger and the Powersports program because I am really, really, really excited about this. I've driven this truck quite a bit since we've had it. It's unreal. Now what you need to know, this video is not a sales pitch. Don't use any of this information that I'm giving you to make any financial decisions.

What I need to do is focus all of my time, energy, and attention on this, and I'm really excited about that because this is really cool. In my opinion, it looks like a brand new truck that just rolled off the showroom floor of any major manufacturer. Now, keep in mind, they are still just prototypes, so I'm not making you any promises or any guarantees that this truck is ever even going to come to the market. I'm not guaranteeing you that the truck has certain performance specs. All I'm going to do is tell you what my plans are and my plans are to take these incredible vehicles and finish what we started. The reason why I was excited about the Badger program in the first place was because it's obviously a battery electric vehicle, but the concept that we had was to make it a fuel cell powered vehicle as well.

So you would have a battery and you would have hydrogen fuel cell, and essentially what that gives you is way more range, gives you faster refills on the hydrogen tank. It gives you more supplemental power like if you're towing or something like that, and you need those peak power demands. The fuel cell can help supplement some of that. In my opinion, they're awesome. They're working really well on the Nikola semi trucks, so there's no reason why we can't adapt some of that same technology into the Badger pickup. Now, I know there's a couple little projects here and there, but nobody has come out with something like this bold and this in your face saying this is going to be a hydrogen project. So shooting this video was really, really hard. There are so many moving pieces and little details all over the place that we need to address and include so that we can just end the confusion.

Just set the record straight right here, right now, which is why we shot the video. Got it edited. I watched it and I thought, you know what? There's a couple little parts we got to pick up, and what I'm shooting right now is basically me not happy with my own product coming back after the fact and reshooting because it's important to me that this message is clear and accurate. With that said, I want to get into why everybody said that this was a Ford truck when it clearly is not a Ford truck. Anytime you're building a vehicle, you got to take it and separate it into basically two different pieces. You've got the frame, the chassis, which is kind of everything, bottom half of the vehicle down, and then you've got the body, which is the bottom half of the vehicle on up.

There was accusations that the frame of this truck was all Ford parts, and that's just not true. This is a custom engineer designed and built frame specifically for Nikola. This is what in the EV space they refer to as the skateboard. The skateboard is essentially the frame, the chassis, the area where the battery mounts to, and then from there it's where you mount up all your independent suspension, your eAxles, which speaking of, the suspension, all Nikola. The eAxles, all Nikola, the rotor, the stator, I believe those came from Bosch, which is the partner of Nikola at the time. The lower half of the truck, that's pretty much all Nikola parts that were designed, engineered, and built specifically for this project. But even as you move to the upper half of the truck, look, Nikola bumper, Nikola headlight, Nikola grill, Nikola hood, Nikola fenders, Nikola wheels, Nikola doors, Nikola mirrors, Nikola rear door, Nikola running boards.

Nikola bed. Inside the bed is Nikola parts. As you start to dig into the internal components of the truck, like the electronics, infotainment system, that's on Nikola. The controls, the DC to DC power system, all that stuff designed and built by Nikola specifically for this project. But I also want to make it very clear that yes, there are parts from other different manufacturers on here because that's what the automotive industry does. They share parts and pieces, especially when they're prototyping because a prototype, the whole concept is to just see if you can build a vehicle that's actually going to work with the design that you have in mind. And in order to get to that point, there's no way you're going to go out and build all these new different parts and pieces, like even dumb stuff like the seat frames and the airbags. It's not necessary for the whole prototype process, but I'm hoping that you guys are getting a better picture of what we're looking at here and why I feel very comfortable in saying that the great majority of this truck is all Nikola components that were designed, engineered, and fabricated by Nikola.

When Nikola went public back in 2020, their stock price came out and people were really excited about it and they were buying it like crazy, which drove the value up. It got to like $90, $95 a share, and since then, since everything happened, it's just slowly started coming down and down and down. Today, I think it's somewhere around the 70 cents per share. So to go from like $90 to $95 a share down to 70 cents shows me that the company needs help getting their message to you guys the right way. What I mean by that is you need transparency, you need updates, you need to know what's going on. You need to know why you should be excited and why you're supporting this project and why I'm so excited about it.

So that's the whole purpose of today's video is I still have a lot of faith in Nikola as a company as a whole. They've got technology, they've got talent, they've got great engineers, great people over there that – they know what they're doing. But in order to bring that share value up, the company has to be communicating. We have to be talking with you. We have to be updating you. We have to be getting all the investors excited and giving you confidence that this project really is moving forward and that the company is taking steps to be viable in the EV space. And that's why I have recently been nominated to be on the board. I'm not on the board yet, but there will be a vote soon with the shareholders. Our goal is to be able to get myself and a few other people on the board who are ambitious and excited and ready to make those changes and ready to bring Nikola back to its former glory where it was moving and shaking and making big differences in the EV space and actually getting people excited and developing new products.

I know that the company's capable of that, and I know that the company's been trying its hardest over the last three years, but unfortunately with everything that happened, it just left a black hole of consumer confidence. Being on the board, I'll be able to implement changes and grow that consumer confidence by simply communicating what's actually happening, developing cool projects and doing what the company originally set out to do in the beginning, which was change the world, create cleaner running vehicles, create vehicles that are more efficient, create battery systems and inverters and electronics and stuff that don't exist. And that's always been the goal of the company and I believe the company can still get there. So when you guys hear you're going to see press releases, you're going to see stuff from the news talking about me being nominated for the board. That's the reason why.

With that said, none of this is investing advice. I'm not telling you to buy shares, do not make any financial decisions based off of what I'm telling you today simply because all I'm doing is getting you guys caught up on a project that we've been working on for a really long time and that we're really excited about moving forward. Now that we've actually got it purchased and we have full control of it. When you hear prototype, you typically think of the shell of a vehicle. It's a complete truck and it's beautiful. It even has the freaking water fountain in the dash that Trevor promised. As awesome as these trucks are, they're nowhere near ready to go. The HVAC system isn't fully programmed. The infotainment system not fully programmed. The heat and cooled seats, that stuff's not working. There's a bunch of stuff that's not connected because it takes all the software and the connection of all these different systems, but all that stuff will obviously eventually get done as we move forward with the project.

It's real. It's here. It's for people who are actually going to use their trucks, take it to the job site, it's got the power inverter and all the plugs and stuff all over the bed like it is designed really, really nicely. And the layout is exactly what I would look for in a truck. So like I said, in addition to the Badger, we've got the Nikola UTVs, it's the NZT. On my left here, they've got the standard NZT, it’s just flat black, and then you've got a coyote tan military NZT that was designed specifically for the military. It's called the Reckless. Intended to have self-driving capabilities, like it's really cool technology and the power in those things is nuts. Now you guys may be wondering like, "Hey, you got to deal with Polaris. What's going to happen there?" Polaris is one of my longest standing best partners in the world, and I'm not going to do anything in the UTV program until I'm on the same page with them.

And then to my right, we have another NZT, which is just the basically base model. And then next to it we have the next generation of the NZT, way better suspension, bigger axles. In fact, the eAxles in that UTV, they share with the Badger. It really feels a lot like a full-blown trophy truck. The suspension design everything on it is wild. That is a high performance vehicle. Many of you may have seen this, but at SEMA a few years back, Nikola displayed the cab that goes on the new NZT. It essentially is like a miniature truck with a lot of power and a lot of suspension. Now, full transparency, this one is currently working. This one, since it sat in storage for three years, needs some software updates and some new batteries and stuff, and we just haven't gotten into it yet. I'm not going to come here and promise you all these different things that the truck can do and performance capabilities and stuff like that because I don't know.

And then the final product that we purchased as part of this whole deal sits right behind me and it's the Nikola WaveRunners. Those things are so freaking cool. Nikola owned a proprietary... It's like a patent on a process to stamp thermo mold holes for WaveRunners, actually own the patent which we now own. I know there's some other companies that are messing around with that stuff and that's probably going to become a bigger conversation here soon, but we're not quite to that point yet. But I will tell you, these WaveRunners have been tested. They've been on the water, I believe somebody told me they had a two to three hour runtime, which is pretty good, and it's like instant thrust, super fast, and they're just really cool, great looking machines. I saw it fall apart. I was part of it. I witnessed everything firsthand. And as part of that process, we saw the potential.

We saw that this project could still thrive and that a lot of people would really love it if we brought this thing to the market. Hell, you guys would love it if we just showed you what we started, which is what the whole purpose of this video is. I want to show you guys that we did build the Badger. It was delivered in time for the show in December 2020 that we promised it would be. It is really cool. It runs, it drives, the windows roll down. It's got a full interior. It is a really, really cool truck, and it's been sitting in storage for over three years as we've been working on this deal. And the fact that I'm now able to announce it, this is one of the biggest moments in my career. It was a good project. It was a good business venture.

It was something that the world needed and could be excited about, and I still believe that, which is why I'm here talking to you guys today. In the following weeks, you're going to see videos of the Badger doing more testing. We'll do some off-road testing. You'll see more towing, you'll see it in different environments. We really want to see what this thing's capable of. Even though it's just a prototype, this is pretty close to what we would've liked to build for production. So to wrap this up, guys, I want to ask you, what questions do you have? What do you want to know about this project? Ask me anything. Drop in the comments below and we will read through those. And in some of the follow-up videos, we'll get to those questions and help bring you guys up to speed because that's exactly what I want.

I don't want this weird cloud of confusion where nobody knows what's going on and is it real? Is it not real? No, guys, my whole goal here, not just with this project, but on YouTube and life in general, I want to be as transparent as I possibly can because the more we show you guys, the good and the bad, the more you can understand the process and you can respect it, and you can really get behind it because you're watching it fail and then overcome those failures and eventually be triumphant is the goal, right? Drop your questions below and thank you every single one of you guys for your support. Thank you for your patience.

Like I said, I'm so sorry that it took me this long to get to you and give you some answers, but it is better late than never. And you need to know that I've been pushing this thing hard, hard, hard since day one to be able to get you guys some answers. And I'm glad that we're finally here. I want to send a huge special thank you to my partner, Cole Cannon. I don't know if there's many people in this world that could have negotiated that deal because of the patience that it required and just the complexities of the relationships, like it was not an easy deal to put together. So with all that said, thank you for joining us and we'll see you guys in the next video.

Item 3: Also on February 19, 2024, Trevor Milton, former CEO and Executive Chairman of Nikola Corporation, posted the following materials to LinkedIn, which included link to the Badger Video:

Trevor M.

Founder and former CEO and Executive Chairman of Nikola Corporation. Currently taking a break from social media and work.

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Dave Sparks just bought the Nikola Badger program from Nikola and the truth is now starting to finally come out. The Badger was real and delivered on time in 2020 as I said it would be. It was never fake. it was real the whole time, but they hid it.

(Nikola's = Nikola's IP, bought IP, commissioned product, sourced parts specifically for the Badger, suppliers worked for Nikola, etc.)

Let's break this down;

* The frame was Nikola's, not Ford's
* The independent suspension was Nikola's, not Ford's
* The upper and lower control arms were Nikolas, not Ford's
* The rear suspension was Nikola's, not Ford's
* The skateboard was Nikola's, not Ford's
* The design was Nikola's, not Ford's
* The hood, fender, front quarter panels were Nikola's, not Ford's
* The headlights and lamps were Nikola's, not Ford's
* The side door panels, rear quarter panels and rear tail lights are Nikola's, not Ford's
* The bed was Nikola's, not Ford's
* The interior design and most materials was Nikola's, not Ford's
* The infotainment was Nikola's, not Ford's
* The drivetrain, e axle, some power electronics, battery placement were Nikola's, not Ford's

I can go on and on. Of course there were some parts from other OEM's in the truck. Even Tesla has used other OEM parts on their production cars. It is normal, not fraud.

I got framed and convicted for a crime I never committed.

See the video for yourself!

https://lnkd.in/gay9Detn
Legal disclaimer :

NIKOLA BADGER
THE BADGER
IS REAL

The Shocking Truth About The Nikola Badger - IT'S REAL!

youtube.com

Item 4: On February 18, 2024, Mr. Milton posted the following materials to Instagram, which included video excerpts from the Badger Video: